News Release                                                      April 20, 2004


            Valmont Industries, Inc. Announces $150 Million Offering
                          of Senior Subordinated Notes

     Omaha, NE - Valmont Industries, Inc.(NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure and mechanized irrigation equipment for agriculture and a provider of coating services, announced today that it intends to offer, subject to market and other conditions, $150 million of senior subordinated notes due 2014 in a private offering. Valmont intends to use the net proceeds of the proposed offering to repay borrowings from a bridge loan and revolving credit facility. Those borrowings were used to fund the April 16 acquisition of Newmark International, Inc. of Birmingham, Alabama, from Newmark's parent company, Pfleiderer AG of Neumarkt, Germany.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.